TRANSFER AGENCY AGREEMENT


       THIS TRANSFER AGENCY AGREEMENT is made as of this 31st day of May, 2007 by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns ("UMBFS").

                                R E C I T A L S:

         WHEREAS, the Trust is registered under the 1940 Act as an open-end management investment company with separate series; and

         WHEREAS, the Trust desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:



         1.01 1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.



         1.02 AML Laws shall mean the rules promulgated under Sections 326 and 352 of the USA PATRIOT Act.

         1.03 Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Trust, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.



         1.04 Board of Trustees shall mean the Board of Trustees of the Trust.



         1.05 Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.



          1.06 Declaration of Trust shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

         1.07 Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.



         1.08 Fund shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.



         1.09 Fund Business Day shall mean each day on which a Fund is open for trading as stated in such Fund's Prospectus.



         1.10 Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.


         1.11 Prospectus shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from the Trust with respect to which the Trust has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

         1.12 Securities Act shall mean the Securities Act of 1933, as amended from time to time.


         1.13 Shares shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Trust as may be issued from time to time.


         1.14 Shareholder shall mean a record owner of Shares of each respective Fund of the Trust.





                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

         2.01 Appointment. The Trust hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Trust and UMBFS may agree to include on any amended Schedule
A. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

         2.02     Duties.

                  A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the "Services"). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.


              B. UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; provided however, that all fees and expenses incurred in any such appointment shall be paid by UMBFS unless otherwise agreed to by the parties and UMBFS shall remain responsible to the Trust for the acts and omissions of such parties as if such acts or omissions were acts or omissions of UMBFS.

         2.03     Deliveries.

                           A. In connection with UMBFS' appointment as transfer
agent and dividend disbursing agent, the Trust shall deliver or cause the following documents to be delivered to UMBFS:


                                    (1)     A copy of the Declaration of Trust
and By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;


                                    (2) A certificate signed by the President
and Secretary of the Trust specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such shares are fully paid and non-assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;


                                    (3) A certified copy of the resolutions of
the Board of Trustees of the Trust appointing
UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Trust;


                                    (4) Copies of the Trust's Registration
Statement, as amended to date, and the most recently filed Post-Effective Amendment to the Trust's Registration Statement, filed by the Trust with the Securities and Exchange Commission (the "SEC") under the Securities Act and the 1940 Act, together with any exemptive applications filed in connection therewith;

                                    (5)     The certificate required by Section
8.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust's initial Authorized Persons; and



                                    (6)     A certificate as of __________ a
date agreed upon by the parties to this Agreement certifying that all accounts have been reconciled through such date.


                           B. The Trust agrees to deliver or to cause to be
delivered to UMBFS in Milwaukee, Wisconsin, at the Trust's expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

ARTICLE III


                             COMPENSATION & EXPENSES


         3.01 Compensation. As compensation for the performance of the Services, the Trust agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule C to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which UMBFS has been retained. The Trust agrees to pay UMBFS' then current rate for any Services added to, or any enhancements to existing Services set forth on, Schedule C after the execution of this Agreement.

         3.02 Expenses. The Trust also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

         3.03     Payment Procedures.

                  A. The Trust agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the "Due Date"). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS).

                  B. In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges.

         3.04 Allocation of Risk. The Trust acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in
Article IX. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

         4.01     Issuance, Redemption and Transfer of Shares

                           A. UMBFS agrees to accept purchase orders and
redemption requests with respect to the Shares of each Fund via wire, postal mail, telephone or personal delivery on each Fund Business Day in accordance with such Fund's Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Trust. UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.


                           B. Upon receipt of a redemption request and monies
paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

                           C. Except as otherwise provided in this paragraph,
UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.


                           D. Notwithstanding any provision contained in this
Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.


                           E. In connection with each purchase and each
redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.


                           F. UMBFS and the Trust shall establish procedures for
effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

                                    G. The Trust agrees to give or cause to be
given to UMBFS prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.



         4.02     Dividends and Distributions.

                                    A. The Trust shall give or cause to be given
to UMBFS a copy of a resolution of its Board of Trustees, that either:



                   (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or



                               (ii) authorizes the declaration of dividends and
distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.


                           B. In connection with a reinvestment of a dividend or
distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.


                           C. Upon the mail date specified in such certificate
or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

                           D. It is understood that UMBFS in its capacity as
transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.


         4.03     Records.

                  A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 17Ad-6 and 17Ad-7 under the Exchange Act and Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS shall only destroy records at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). UMBFS may deliver to the Trust from time to time at UMBFS' discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required, to the extent that UMBFS is not otherwise required on its own to maintain such record, paper, or other document. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Trust. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

                  B. UMBFS agrees to keep all records and other information relative to the Funds' Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account, or (iv) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (v) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

         5.01 Representations of Trust. The Trust represents and warrants to UMBFS that:


                           A. It is a business trust duly organized and existing
under the laws of the Commonwealth of Massachusetts;
it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.


                           B. Any officer of the Trust has the authority to
appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.


                           C. It is duly registered as an investment company
under the 1940 Act.


                           D. The Trust's registration statement under the
Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.


                           E. All outstanding Shares are validly issued, fully
paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.



                           F. All shareholder tax reporting has been completed
timely and accurately, including the distribution of Forms 5498s for the 2006 tax year.

                           G. The Funds, and all shareholder accounts, are in
balance and all accounts reconciled and current as of the date of this Agreement, and (1) there are no outstanding issues relating to transfer agent activities and shareholder and Trust record keeping, including those related to shareholder accounts and transaction activity, and (2) there are no existing or potential claims, litigation or demands by shareholders or others relating to the Trust, or any of the Funds or their officers or Trustees, except as disclosed in writing and dated as of the date of this Agreement to UMBFS.



         5.02 Representations of UMBFS. UMBFS represents and warrants to t he Trust that:


                           A. It is a corporation duly organized and existing
under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.


                           B. It is duly registered as a transfer agent unde
Section 17A of the Exchange Act and such registration will remain in effect for the duration of this Agreement.


                           C. It has received a copy of each Fund's Prospectus
which describes how sales and redemptions of Shares shall be made.


                           D. It has and will continue to have and maintain the
necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;


                           E. Copies of UMBFS' Rule Ad-13 reports will be
provided to the Trust annually as and to the extent required under Rule 17Ad-d-13 under the Exchange Act.


                           F. It is in compliance with SEC regulations and is
not subject to restrictions under 17Ad.




                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.01 Information Updates. During the term of this Agreement the Trust shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement; and (ii) a copy of each Fund's currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

         6.02 Share Qualification. The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBFS.

         6.03 Compliance with Laws. The Trust and UMBFS will each comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

         6.04 Additional Duties. The Trust agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

         6.05 Transfer Agent System. UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Trust hereunder.



                                   ARTICLE VII

                                 AML DELEGATION

         7.01 Background. In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assisting in the verification of persons opening accounts with the Trust and determining whether such persons appear on any list of known or suspected terrorists or terrorist organizations. The Trust has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the "AML Procedures"), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Trust. The customer identification program component of the AML Procedures applies only to shareholders who are residents of the U.S.

     7.02 Delegation. The Trust acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Trust has determined that the AML Procedures, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Trust hereby instructs and directs UMBFS to implement the AML Procedures on the Trust's behalf, as such may be amended or revised from time to time.

     7.03Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

     7.04Reporting. UMBFS agrees to provide to the Trust (i) prompt written notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Trust as provided in this Article VII, (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii) and (iv) a quarterly report of its monitoring and verification activities on behalf of the Trust. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust's anti-money laundering compliance officer.

     7.05Inspection. The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS' implementation of the AML Procedures on behalf of the Trust, as they may request, and (2) permit such federal regulators to inspect UMBFS' implementation of the AML Procedures on behalf of the Trust.


                                  ARTICLE VIII

                               TRUST INSTRUCTIONS

         8.01 Authorized Persons. Upon the execution of this Agreement, the Trust shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Trust shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

       8.02 Acceptance of Instructions. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

       8.03 Request for Instructions. At any time, UMBFS may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Trust at the expense of the Trust, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

                                   ARTICLE IX

                    LIMITATION OF LIABILITY; INDEMNIFICATION

              9.01 Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, UMBFS, which for the purpose of Section 9.01 includes any third party appointed by UMBFS pursuant to Article II, Section 2.02(B), shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of the Trust or from a representative of any of the parties referenced in Section 11.09, or (2) any action taken or omission by a Fund, the Trust, investment adviser(s) or any past or current service provider.

              9.02 Indemnification. The Trust agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees ("Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to any of the following:

                  (a) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS' willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;



                  (b) UMBFS' reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by UMBFS from the Trust, or from a representative of any of the parties referenced in Section 11.09, or any third party acting on behalf of the Trust;



                  (c) the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Trust or from a representative of any of the parties referenced in Section 11.09, or any third party acting on behalf of the Trust;

                  (d) UMBFS' acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Trust;



                  (e) any action taken by or omission of the Trust, investment adviser or sub-adviser(s) or any past or current service provider;


                  (f) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS' or its affiliates' willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS' or its affiliates' willful misfeasance, bad faith or gross negligence.



                  (g) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or



                  (h) the Trust's refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Trust's negligence or misconduct or breach of any representation or warranty of the Trust made herein.


         9.03 Indemnification Procedures. UMBFS will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Trust may be required to indemnify or hold UMBFS harmless hereunder. In such event, the Trust shall have the option to defend UMBFS against any Claim, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and approved by UMBFS in its reasonable discretion. UMBFS shall not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties under the Sections 9.02 and 9.03 shall survive the termination of this Agreement.

         9.04 Force Majeure. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS' control.

         9.05 Consequential Damages. With the exception of breaches of this Agreement arising under 4.03(B) or 6.05, in no event and under no circumstances shall either party to this Agreement, including either party's affiliates, officers, directors, agents or employees be liable to anyone under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

         9.06 Additional Limitations and Exclusions. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;


                  (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;


                  (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or



                  (d) The legality of any recapitalization or readjustment of Shares.


                                    ARTICLE X

                              TERM AND TERMINATION

         10.01 Term. This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein.

         10.02    Termination.

                  (a) Either party may terminate this Agreement (a) in its entirety or (b) as to any Fund of the Trust of any class thereof without terminating this Agreement with respect to other Funds of the Trust or class thereof, at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective in the case of (a) above or not less than thirty (30) days prior to the date the termination is to be effective in the case of (b) above. In the event notice is given by the Trust pursuant to Section 10.02, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust certified by the Secretary or any Assistant Secretary, electing termination pursuant to (a) or (b) and designating the successor transfer agent or transfer agents if such designation is necessary for continued operation of a Fund. In the event such notice is given by UMBFS, the Trust shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents if such designation necessary for continued operation of a Fund. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

                        (b) In the event UMBFS fails to be registered as a transfer agent under Section 17A of the Exchange
Act any time during the term of this Agreement, the Trust may, upon written notice to UMBFS, immediately terminate this Agreement.


         10.03 Effect of Termination. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by UMBFS (to the extent permitted by applicable license agreements) at the expense of the Trust. The Trust shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Trust in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Trust transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Trust and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Trust. UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

       If to UMBFS:                 UMB Fund Services, Inc.
                                    803 West Michigan Street, Suite A
                                    Milwaukee, Wisconsin 53233
                                    Attention:  General Counsel

       If to the Trust:             SEI Global Fund Services
                                    1 Freedom Valley Drive
                                    Oaks, PA 19456
                                    Attention:  General Counsel

         11.02    Amendments/Assignments.

                           A. Except as provided to the contrary herein, this
Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.


                           B. This Agreement shall extend to and shall be
binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except (a) that UMBFS may assign this Agreement to an affiliate with advance written notice to the Trust provided that (i) the financial capacity of such assignee is not materially less than that of UMBFS (ii) the nature and quality of the services to be provided hereunder are not materially less than that of UMBFS and (iii) the quality and capability of the personnel and facilities of the assignee are not materially less than those of UMBFS and (b) as provided Section 2.02.


         11.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

         11.04 Severability. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         11.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         11.06 Non-Exclusivity; Other Agreements. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

         11.07 Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         11.08 Trust Limitations. This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund's Declaration of Trust is on file with the Commonwealth of Massachusetts.

         11.09 Reliance on Information and Instructions. The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Funds or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term "investment adviser" includes all sub-advisers or persons performing similar services.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                          THE ADVISORS' INNER CIRCLE FUND

By: /s/ Maureen A. Quill                         By: /s/ James Ndiaye
    ---------------------                        --------------------
    (Signature)                                  (Signature)

    Maureen A. Quill                             James Ndiaye
    ----------------                             ------------
    (Name)                                       (Name)

    Executive Vice President                     Vice President
    ------------------------                     --------------
    (Title)                                      (Title)

     8/17/07                                     5/31/2007
     -------                                    -------------
     (Date Signed)                              (Date Signed)

                                   Schedule A
                                     to the
                            Transfer Agency Agreement
                                 by and between
                         The Advisors' Inner Circle Fund
                                       and
                             UMB Fund Services, Inc.


                                 NAMES OF FUNDS

                                   Schedule B
                                     to the
                            Transfer Agency Agreement
                                 by and between
                         The Advisors' Inner Circle Fund
                                       and
                             UMB Fund Services, Inc.

                                SERVICE SCHEDULE

         Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

         Make personal follow-up calls to prospects who return incomplete applications

         Store account documents electronically

         Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

         Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree Process dividend payments by check, wire or ACH, or reinvest dividends

         Issue daily transaction confirmations and monthly or quarterly statements

         Issue comprehensive clerical confirmation statements for maintenance transactions

         Provide cost basis statements

         Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

         Implement the Trust's AML Procedures as contemplated by Article VII

         File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

         Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

         Calculate 12b-1 plan fees

         Provide standards to structure forms and applications for efficient processing

         Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

         Provide basic report access (one person)

         Conduct periodic Postal clean-up


The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

                                Optional Services

The Funds may contract directly with UMBFS to provide one or more of the following optional services. Additional fees apply.

         UMBFS' Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

         UMBISG VRU services (per fund group)

         Shareholder "welcome" packages with initial confirmation

         Access to UMBFS' Tax and Retirement Group to answer questions and coordinate retirement plan options

         Money market funds for short-term investment or exchanges

         Dedicated service representatives

         Weekend and holiday shareholder services

         Customized reorder form tracking

         Give dealers access through NSCC's Fund/SERV and Networking

         Customized forms and applications

         Training of adviser staff on regulatory developments

                                   Schedule C
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                             UMB FUND SERVICES, INC.


                                      FEES

TRANSFER AGENT SERVICES FEE SCHEDULE
PREPARED FOR [  ]

                                   Schedule D
                                     to the
                            Transfer Agent Agreement
                                 by and between
                         The Advisors' Inner Circle Fund
                                       and
                             UMB Fund Services, Inc.

                           RECORDS MAINTAINED BY UMBFS



Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds